UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2013

KCAP Financial, Inc.
(Exact name of registrant as specified in its charter)
Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (212) 455-8300

Kohlberg Capital Corporation
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.07 Submission of Matters to a Vote of Security Holders.

KCAP Financial, Inc. (the “Company”) reconvened its Special Meeting of Shareholders on August 9, 2013 (the “Special Meeting”).  At the Special Meeting, the Company submitted two proposals to the vote of the shareholders, which are described in detail in the Company’s proxy statement dated May 7, 2013. As of April 26, 2013, the record date for the Special Meeting, 33,038,573 shares of common stock were eligible to be voted.

The Special Meeting, originally scheduled for June 21, 2013 was adjourned in order to provide the Company with additional time to solicit additional votes to approve the two proposals to be considered at the Special Meeting.  On July 19, 2013, Proposal 2, to approve the issuance of shares upon conversion of the Company’s 8.75% Convertible Senior Notes due 2016 (the “Convertible Notes”) into more than 20% of our common stock outstanding under applicable NASDAQ listing rules, was submitted to a vote of the shareholders, and was approved.  The shareholders then voted on a proposal to adjourn the Special Meeting until August 9, 2013 in order to provide the Company with additional time to solicit additional votes to approve Proposal 1, to issue shares below net asset value per share.

On August 9, 2013, 19,327,210 shares were voted in person or by proxy in connection with Proposal 1, to issue shares below net asset value, and that proposal was approved, as detailed in the Company’s Item 5.07 Form 8-K, filed on August 9, 2013.

Proposal 2:  Issuance of Shares upon Conversion of the Company’s Convertible Notes:

Regarding the proposal to approve the issuance of shares upon conversion of the Company’s Convertible Notes into more than 20% of our common stock outstanding under applicable NASDAQ listing rules, 19,327,210 shares were voted in person or by proxy in connection with Proposal 2, and it was approved.  The following votes were taken in connection with this proposal:

Total Votes For	Total Votes Against	Total Votes Abstained
16,986,888	1,926,632	413,690

As each of the proposals submitted to a vote of the shareholders of the Company at the Special Meeting was approved, the Special Meeting was adjourned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2013

KCAP Financial, Inc.
By:	/s/ Edward U. Gilpin
Name: Edward U. Gilpin
Title: Chief Financial Officer